UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   October 2, 2009

VELOCITY ENERGY INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-29463 (Commission File Number)	51-0392750 (I.R.S. Employer Identification No.)

523 North Sam Houston Parkway
East,
Suite 175
Houston, Texas 77060
(Address of principal executive
offices)
(Zip Code)

Registrant’s Telephone Number, including area code:   (281) 741-0610

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 4, 2009, Velocity Energy Partners LP (“Velocity Partners”), through Velocity Energy Limited LLC, its general partner, both of which are subsidiaries of Velocity Energy Inc. (the “Company”), entered into a binding letter of intent with Classic Oil & Gas Resources, Inc. (“Classic”) to acquire 91 natural gas wells currently producing more than 2,000 Mcf/d of natural gas from commingled producing zones in the Ravencliff, Maxton, Big Lime, Berea, Gordon and Devonian Shale formations from oil and gas leases in five counties in southern West Virginia covering approximately 13,500 acres.  The total consideration paid by Velocity for the acquisition was approximately $1.2 million, 50% of which was paid at the closing of the acquisition, and the balance of which is payable on the one year anniversary of the closing.  Velocity and Classic also entered into a farmout agreement granting Velocity rights to develop and operate 60 drilling locations.  In addition, Velocity will also have the right to participate with Classic and other working interest owners in over 40 additional wells under a joint operating agreement. Classic's independent third-party reserve report indicated that the properties contained gross proved reserves of 35,000 MMcf as of July 1, 2009, the effective date of the acquisition.  Velocity estimates that this acquisition will result in the purchase of more than 10,000 MMcf of net proved reserves. The transaction closed on October 2, 2009.

In connection with the closing of the acquisition of the oil and gas interests from Classic described above, the Company and its subsidiaries entered into an amendment to the Security Agreement (the “Amendment”) with Summerline Asset Management, LLC (the “Secured Party”) that the Company and its subsidiaries entered into on November 13, 2008 with the Secured Party.  Pursuant to the Amendment, the Secured Party agreed to subordinate its interest in the properties purchased from Classic.  Additionally, the Company granted an aggregate 3% overriding royalty interest in and to the interests acquired from Classic to Longview Marquis Master Fund, L.P. (2.3948%) and Summerview Marquis Fund, L.P. (0.6052%).

The foregoing discussion of the acquisition of certain oil and gas interests from Classic is qualified in its entirety by reference to the agreements governing the acquisition and related transactions, copies all of which are filed herewith as Exhibits 10.1, 10.2, 10.3, 10.4, 10.5, 10.6, 10.7 and 10.8, as well as the press release announcing the closing of the acquisition, which is attached hereto as Exhibit 99.1 which are incorporated into this Item 1.01 by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The disclosure set forth above under Item 1.01 is incorporated into this Item 2.01 by this reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

10.1	Letter of Intent between Classic Oil & Gas Resources, Inc. and the Company, dated as of September 4, 2008 (including the exhibits thereto).

10.2	Mortgage, Deed of Trust, Assignment of Production, Security Agreement, Fixture Filing and Financing Statement, executed as of October 2, 2009, from the Company to Classic Oil & Gas Resources, Inc.

10.3	Mortgage, Deed of Trust, Assignment of Production, Security Agreement, Fixture Filing and Financing Statement, executed as of October 2, 2009, from the Company to Summerline Asset Management, LLC.

10.4	Promissory Note in the principal amount of $584,823.50 issued by the Company to Classic Oil & Gas Resources, Inc., executed as of October 2, 2009.

10.5	Conveyance of Overriding Royalty Interest by the Company to Longview Marquis Master Fund, L.P., executed as of October 2, 2009.

10.6	Conveyance of Overriding Royalty Interest by the Company to Summerview Marquis Fund, L.P., executed as of October 2, 2009.

10.7
Amendment to Security Agreement among the Company and certain subsidiaries of the Company in favor of Summerline Asset Management, LLC, executed as of October 2, 2009, amending the Security Agreement dated November 13, 2008 (not including the schedules thereto).

10.8	Assignment and Bill of Sale, executed as of October 2, 2009, from Classic Oil & Gas Resources, Inc. to the Company.

99.1	Press release dated October 9, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VELOCITY ENERGY INC.

Date: October 9, 2009	By:	/s/ Donald E. Vandenberg
Donald E. Vandenberg
President and Chief Executive Officer